EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of United Fire Group, Inc. on Form S-8 (No. 333-107041) of our report dated June 26, 2024, with respect to the financial statements and supplemental schedule of the United Fire Group 401(k) Plan as of and for the year ended December 31, 2023, which is included in this Annual Report on Form 11-K as of December 31, 2023 and 2022 and for the year ended December 31, 2023..

/s/FORVIS MAZARS, LLP
West Des Moines, Iowa
June 26, 2024